EXHIBIT 10.2

SECOND AMENDMENT TO ENTERPRISE FINANCIAL SERVICES CORP
EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), is made by and between Douglas N. Bauche (the “Executive”) and ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the “Company”) effective as of October 1, 2025 (the “Effective Date”).

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement dated as of March 1, 2019, as amended by that First Amendment to Executive Employment Agreement dated August 4, 2023 (as amended, the “Original Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed to amend the Original Agreement;

NOW, THEREFORE, the Original Agreement is amended as follows:

1. Section 2.1 shall be amended to read as follows:

2.1 Position and Duties. During the Term, Executive shall serve as Senior Executive Vice President and Chief Banking Officer of the Company. Executive shall have the duties, powers and authority as are consistent with his position, including such other duties and responsibilities as are reasonably delegated him from time to time by the President and Chief Executive Officer of the Company (the “CEO”), including taking positions with Subsidiaries (as defined below) of the Company. Executive shall report to the CEO.

2. Section 3.1 shall be amended to read as follows:

3.1 Base Salary. During the Term, the Company hereby agrees to pay to Executive an annualized base salary of $500,000 (the “Salary”), subject to all applicable Federal, state and local income and employment taxes and other required or elected withholdings and deductions, payable in equal installments on the Company’s regularly-scheduled paydays as it is earned. Executive’s Salary will be reviewed at least annually by the Company and, when appropriate as determined in the Company’s discretion, may be increased but not decreased without consent of Executive (in which case such adjusted amount shall be the “Salary” hereunder).

3. Section 3.2 shall be amended to read as follows:

3.2 Targeted Incentive. For each calendar year that ends during the Term, Executive shall be entitled to participate in the Company’s long term incentive plan and short term incentive plan (collectively, the “Targeted Incentives”). Executive shall be entitled to an annual Targeted Incentive of 50% of the then applicable Salary for the year for overall performance at Target. Any such participation will be at the discretion of the Company and shall be governed by the terms and subject to the conditions of such plans, as may be in effect from time to time, including without limitation conditions as to performance targets and length of service. Unless otherwise expressly indicated in any agreement or plan governing a Targeted Incentive, Executive shall not be eligible to receive any Targeted Incentive unless Executive is employed with the Company on the date such Targeted Incentive is paid. Unless otherwise expressly provided in the terms governing any Targeted Incentives, all Targeted Incentives earned by Executive will be paid not later than March 15 of the calendar year immediately following the calendar year to which the Targeted Incentive relates.

4. Except as expressly amended pursuant to this Amendment, the Original Agreement shall continue in full force and effect without modification.

5. Capitalized terms not defined herein shall have the meaning given them in the Original Agreement unless the context clearly and unambiguously requires otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the Effective Date.

ENTERPRISE FINANCIAL SERVICES CORP

By: /s/ James B. Lally
Name: James B. Lally
Title: Chief Executive Officer

EXECUTIVE:

/s/ Douglas N. Bauche
Douglas N. Bauche